Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Socket Communications, Inc. for the registration of 850,032 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2000 (except for Note 14, as to which the date is March 20, 2000), with respect to the financial statements and schedule of Socket Communications, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

San Jose, California
December 1, 2000